Exhibit 10.52


                  CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE

         This Confidential Settlement Agreement and Release ("Settlement Agreement") is between you, Paul Wiseman ("you" or "your"), and The Great Atlantic & Pacific Tea Company, Inc. ("A&P"), and any of its present or former parents, subsidiaries, affiliates or divisions, and any of its or their predecessors, successors, assigns, agents, employees, officers and/or directors (collectively, the "Company").
         WHEREAS, A&P gave you notice, pursuant to paragraph 1(c) of the Employment Agreement entered into between you and A&P on September 15, 2005, as amended on December 16, 2008 and June 16, 2009 (the "Employment Agreement"), that the Terminal Date would not be extended; and
         WHEREAS, a dispute then developed as to each party's obligations under the Employment Agreement;
         and WHEREAS, the parties have agreed that it is in their mutual interest to resolve the dispute upon the terms and conditions more fully set forth hereinafter;
         NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties, intending to be legally bound, agree as follows:

         1.     Separation Date; Severance Payments and Benefits

         a. Your separation from employment will be effective May 31, 2010 (your "Separation Date"); provided, however, that you will not be reporting to work after April 15, 2010 and A&P will forego the services normally performed by you from April 15, 2010 through your Separation Date. As of your Separation Date, all rights, privileges and entitlements as an active employee will cease.
         b. As a result of your Separation Date, the 24,706 non-qualified stock options that are scheduled to vest on May 26, 2010 at an exercise price of $4.01, and the 12,338 Restricted Share Units that are also scheduled to vest on May 26, 2010, will vest.
         c. A&P agrees to pay you severance pay in the gross total sum of Seven Hundred and Eighty Three Thousand and Seven Hundred and Fifty Dollars ($783,750.00) (the "Settlement Amount"). The Settlement Amount shall be paid in 26 equal installments (of $30,144.23 each) on A&P's regular bi-weekly pay dates. The payments will commence on June 17, 2010, provided that this Settlement Agreement has been executed by you and has not been revoked. Applicable tax withholdings shall be made and A&P shall issue you an IRS Form W-2. During the period that you are receiving installment payments of the Settlement Amount, you agree that you will cooperate reasonably with A&P and its authorized employees at mutually agreeable dates and times in relation to matters in which you were involved while employed or as to which you have insight or knowledge related to or arising from your employment.
         d. During the period of June 1, 2010 through May 31, 2011, you shall remain covered by the medical, dental, vision, life insurance, and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans that covered you immediately prior to your Separation Date. In the event your participation in any such plan is barred, A&P shall arrange to provide you with substantially similar benefits (but, in the case of long-term disability benefits, only if reasonably commercially available). The medical insurance coverage pursuant to this paragraph shall count towards your total entitlement to continued coverage under COBRA and shall become secondary upon the earlier of (i) the date on which you begin to be covered by comparable medical coverage provided by a new employer, or (ii) the date on which you become eligible for Medicare or a comparable Government insurance program.
         e. A&P will provide you with an executive level outplacement assistance program.
         f. For purposes of the Supplemental Executive Retirement
         Program (SERP), your separation from employment will be considered an involuntary termination.
         g. A&P and the Company shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes, interest or penalties pursuant to Internal Revenue Code Section 409A, if any, that result from this Settlement Agreement.

         2.       Release

         In exchange for the consideration set forth in paragraph 1 above, which you acknowledge exceeds anything to which you are otherwise entitled without signing this Settlement Agreement, you, for yourself, your family, heirs, executors and administrators, agree to discharge and release all claims, obligations and demands which you have, ever had, or in the future may have against A&P and the Company arising out of or related to your employment and/or your separation from employment, including, but not limited to, any and all claims for breach of contract or implied contract or any covenants of good faith and fair dealing, for constructive or wrongful discharge, or for negligence, retaliation and any and all torts; any and all claims for attorney fees; and any and all claims of discrimination or wrongdoing under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act ("OWBPA"), the Americans with Disabilities Act, the Employment Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, each and every state or local variation of these federal laws including without limitation the Maryland Economic Stabilization Act (plant closing law), the Maryland Fair Employment Practices Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the Millville Dallas Airmotive Plant Job Loss Notification Act, and the New Jersey Civil Rights Act, and any and all other applicable federal, state, and local fair employment practices laws, individual or constitutional rights, and wage or discrimination laws.

         Excluded from the foregoing release are any claims which by law cannot be waived; provided, however, while you cannot waive your right to file a charge with or participate in an investigation conducted by certain government agencies, you are waiving and releasing your claim or right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on your behalf. The foregoing release shall not affect any acts giving rise to claims subsequent to your execution of this Settlement Agreement.

         3.       Disclaimer Of Liability

         By entering into this Settlement Agreement, A&P and the Company do not admit any liability or wrongdoing whatsoever, and expressly deny the same. It is expressly understood and agreed that this Settlement Agreement is being entered into by the parties solely for the purpose of avoiding the costs and disruption of any further dispute.

         4.       Confidentiality and Non-Disclosure of this Settlement
Agreement

         You agree that you will not disclose the terms of this Settlement Agreement to any person, except that you may state without further comment that the matter has been resolved. This agreement as to confidentiality shall be enforceable in any court of competent jurisdiction, and the parties agree that said court may award such relief as may be appropriate, including injunctive relief, and liquidated damages, which the parties agree shall be set at $250,000.00. This provision shall not apply to any disclosure made by you to members of your immediate family, your attorney or tax advisor, under compulsion of legal process, or as otherwise required by law. You agree to instruct any person or entity listed in the previous sentence to whom any disclosure is made under this paragraph to maintain the strict confidentiality thereof. You agree that if you will be disclosing the terms of this Settlement Agreement under compulsion of legal process or as otherwise required by law, you will immediately notify A&P.

         5.       Publicity and Non-Disparagement

         You agree that you will not make statements for public dissemination accusing A&P or the Company of any wrongful, improper, discriminatory, unlawful, or unfair conduct. This provision shall not apply to any disclosure made by you to members of your immediate family, your attorney or tax advisor, under compulsion of legal process, or as otherwise required by law. You further agree that you will not make disparaging remarks about the Company in a manner that will cause damage or loss to the Company's business.

         6.       Non-Competition and Non-Solicitation

         You agree that for a period of twelve months following your Separation Date, you will not, within any of the geographical areas of the United States in which the Company is conducting business (either directly or through franchisees), directly or indirectly, own, manage, operate, control, be employed by, participate in, provide consulting services to, or be connected in any manner with the ownership, management, operation or control of any business similar to any of the types of businesses conducted by the Company to any significant extent during your employment or on your Separation Date, except that you may own for investment purposes up to 1% of the capital stock of any company whose stock is publicly traded; provided, however, that should future employment opportunities present themselves, you and the Company will utilize best efforts to reach accord. Furthermore, during such twelve-month period following your Separation Date you agree that you will not contact or solicit employees of the Company for the purpose of inducing such employees to leave the employ of the Company. Notwithstanding any other provision of this Settlement Agreement, if you breach this paragraph 6, then the Company may, in addition to any other rights and remedies available to it at law or under this Settlement Agreement, discontinue paying to you any of the severance benefits set forth in paragraph 1.

         7.       Confidential Information and Trade Secrets

         You hereby acknowledge that during your employment you had access to and became acquainted with various trade secrets and proprietary information of the Company and other confidential information relating to the Company. You agree that you will not, directly or indirectly, disclose or use such information. You also agree that you will not disclose privileged and/or proprietary communications, information or documents that you have learned of or received during the course of your employment related in any way to any pending or anticipated legal proceeding to anyone other than authorized employees of the Company or its attorneys, except pursuant to a valid court order, subpoena or other governmental or judicial direction. You agree that if you receive such a court order, subpoena or other governmental or judicial direction, you will immediately notify A&P.

         8.       Arbitration; Injunctive Relief

         Any controversy or claim arising out of or relating to this Settlement Agreement, directly or indirectly, or the performance or breach thereof, will be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration will be held in New York, New York, or such other place as may be agreed upon at the time by the parties to the arbitration. The parties shall bear their own expenses in connection with any arbitration or proceeding arising out of or relating to this Settlement Agreement, directly or indirectly, or the performance or breach thereof; provided, however, that in the event that you substantially prevail, the Company agrees promptly to reimburse you for all expenses (including costs and fees of witnesses, evidence and attorneys fees and expenses) reasonably incurred by you in investigating, prosecuting, defending, or preparing to prosecute or defend any action, proceeding or claim arising out of or relating to this Settlement Agreement, directly or indirectly, or the performance or breach thereof. You acknowledge and agree that a breach of your obligations under paragraphs 4, 5, 6 or 7 will cause irreparable harm to the Company for which the Company would have no adequate remedy at law, and further agree that, notwithstanding the agreement of the parties to arbitrate controversies or claims as set forth above, the Company may apply to a court of competent jurisdiction to seek to enjoin preliminarily or permanently any breach or threatened breach of your obligations under paragraphs 4, 5, 6 or 7, in addition to any other remedies.

         9.       General Provisions

         a. This is the parties' entire agreement as to the subject matter hereof and it may not be modified except by a mutually signed written agreement. This Settlement Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, and federal law where applicable.
         b. You acknowledge the following: (i) you have read and fully understand the terms of this Settlement Agreement; (ii) you have agreed to this Settlement Agreement knowingly and voluntarily and were not subjected to any undue influence in agreeing to its terms; (iii) you were advised by the Company in writing to discuss this Settlement Agreement with an attorney; (iv) in the absence of entering into this Settlement Agreement, you would not be entitled to the Settlement Amount; (v) you were given at least twenty one (21) days during which to consider this Settlement Agreement; (vi) this Settlement Agreement shall not become effective until the eighth day after its execution; and (vii) you may revoke this Settlement Agreement within the seven-day period following its execution by delivering written notice of revocation to Sheryl Martin, Esq., A&P, 2 Paragon Drive, Montvale, NJ 07645.
         c. The terms and provisions of this Settlement Agreement are acknowledged by the parties to be required for the reasonable protection of the others. If any of the provisions, terms, clauses, or waivers or releases of claims or rights contained in this Settlement Agreement are declared unlawful, unenforceable, or ineffective in a legal forum of competent jurisdiction, then such provisions, terms, clauses, or waivers or releases of claims or rights shall be deemed severable, such that all other provisions, terms, clauses, and waivers and releases of claims or rights contained in this Settlement Agreement shall remain valid and binding upon the parties; provided, however, that if the result of such declaration is that you are deemed entitled to litigate any claims settled by the terms of this Settlement Agreement, then you shall remit to A&P the Settlement Amount paid to you pursuant to paragraph 1 above, prior to and as a condition of initiating any proceedings related to such claims.
         d. This Settlement Agreement may be signed in counterparts, which together shall constitute one document.


PAUL WISEMAN                                THE GREAT ATLANTIC & PACIFIC
                                            TEA COMPANY, INC.


_______________________________             By:_________________________

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Date                                        Date